EXHIBIT (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of (1) our report dated April 29, 2016 relating to the financial statements of Farmers Variable Life Separate Account A, and (2) our report dated April 29, 2016 relating to the financial statements of Farmers New World Life Insurance Company (prepared in conformity with accounting practices prescribed or permitted by the Office of the Insurance Commissioner of the State of Washington as described in Note 2 of the Financial Statements), which appear in the Statement of Additional Information of such Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Experts” in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 29, 2016